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                                                                   EXHIBIT 99.1


                         WEATHERFORD REPORTS RESULTS FOR
                             THE 1999 FIRST QUARTER

HOUSTON, April 29, 1999 - Weatherford International, Inc. (NYSE:WFT) today reported first quarter revenues of $353.8 million, down 38 percent from the prior year first quarter. Net income was $2.5 million and diluted earnings per share were $0.03, down from $0.63 a year ago. These declines reflect the impact depressed oil prices have had on customer spending for drilling, exploration and production of hydrocarbons.

Activity levels, as measured by worldwide rig counts, have fallen 35 percent compared to last year's first quarter and are currently at all-time record lows. Additionally, the North American rig count, which impacts the Company to a greater extent, has declined 41 percent quarter over quarter. Our ability to remain profitable in this environment reflects aggressive restructuring and cost controls. Although activity is expected to remain weak in the near term, the outlook for later this year and 2000 is likely to improve with signs of a recovery in emerging market economies coupled with OPEC restraint and declining non-OPEC production capacity.

COMPLETION AND OILFIELD SERVICES

Revenues fell 28 percent to $165.3 million, reflecting the decline in drilling and production activity worldwide. The sales decline was significantly less than the activity decreases, particularly in North and South America.

During the quarter, the division continued to restructure and reduce costs. It also added significant new capabilities through the acquisition of Austoil Technology, a producer of low torque/low drag tools for extended reach/horizontal drilling applications; HPI, a producer of proprietary inflatable packers and the anticipated closing of ECD Northwest, Inc., one of the leading providers of proprietary integrated underbalanced drilling systems.

ARTIFICIAL LIFT SYSTEMS

Revenues of $57.5 million were significantly lower than the prior year, essentially due to the reduction in North American activity, particularly Canada, where new and maintenance spending have slowed as a result of low oil prices. Historically, Canada and the U.S. were the artificial lift division's core markets. Offsetting this revenue decrease was an increase in international sales,

                                     -More-
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1999 First Quarter Earnings
Page 2

particularly in South America but from too small of a starting base to offset the North American declines.

In March, Artificial Lift Systems completed arrangements for a new global partnership with the Wood Group's ESP, Inc. for the distribution of electric submersible pumping systems. This strategic alliance makes Weatherford Artificial Lift Systems the only artificial lift company offering all forms of artificial lift and lift optimization systems.

COMPRESSION SERVICES

Weatherford Global Compression Services joint venture reported revenues of $42.6 million in the first quarter, as two months of increased revenues from the Global transaction offset a reduction in customer spending for compression packages. Contract services revenues remained strong throughout the quarter.

In February, a new joint venture between Weatherford Compression and GE Capital's Global Compression was formed. The integration of these two companies to develop an expanded presence in the growing market for natural gas compression services is now underway.

DRILLING PRODUCTS

Grant Prideco, the Drilling Products division, reported a revenue decline to $88.5 million in the first quarter of 1999 from $190.6 million in the comparable period last year. The sharp drop in global drilling activity coupled with the excess availability of drill stem associated with idled rigs led to the decline in revenues.

Houston-based Weatherford International, Inc. is one of the world's largest providers of engineered products and services to the drilling and production segments of the oil and gas industry.

                                      # # #
Contacts:

Bruce F. Longaker (713) 693-4161
Don Galletly (713) 693-4148

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford's prospects for its operations and the integration of recent acquisitions, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International, Inc.'s Annual, Quarterly and Current Reports filed with the Securities and Exchange Commission, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand and pricing of Weatherford's products, as well as the ability to achieve the anticipated synergies and savings from the recent merger between EVI, Inc. and Weatherford Enterra, Inc. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

WEATHERFORD INTERNATIONAL, INC.
--------------------------------------------------------------------------------
515 POST OAK BLVD. SUITE 600
HOUSTON, TEXAS 77027
713-693-4000
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                         WEATHERFORD INTERNATIONAL, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                      (In 000's, Except Per Share Amounts)


                                                         Three Months Ended
                                                              March 31,
                                                     --------------------------
                                                        1999            1998
                                                     ----------      ----------
Net Revenues:
      Completion and Oilfield Services               $  165,287      $  229,762
      Artificial Lift Systems                            57,471         107,129
      Compression Services                               42,583          43,001
      Drilling Products                                  88,493         190,628
                                                     ----------      ----------
                                                        353,834         570,520
                                                     ----------      ----------
Operating Income (Loss):
      Completion and Oilfield Services                   17,030          56,951
      Artificial Lift Systems                              (844)         11,956
      Compression Services                                5,016           4,673
      Drilling Products                                   1,645          44,679
      Corporate Expenses                                 (5,822)         (8,228)
                                                     ----------      ----------
                                                         17,025         110,031
Other Expense:
      Other, Net                                           (468)            (58)
      Interest Expense                                  (12,652)        (12,011)
                                                     ----------      ----------
Income Before Income Taxes                                3,905          97,962
Provision For Income Taxes                                1,367          36,819
                                                     ----------      ----------
Net Income                                           $    2,538      $   61,143
                                                     ==========      ==========
Earnings Per Share:
      Basic                                          $     0.03      $     0.63
                                                     ==========      ==========
      Diluted                                        $     0.03      $     0.63
                                                     ==========      ==========
Weighted Average Shares Outstanding:
      Basic                                              97,315          96,761
                                                     ==========      ==========
      Diluted                                            98,007          97,625
                                                     ==========      ==========
Depreciation and Amortization:
      Completion and Oilfield Services               $   26,283      $   22,622
      Artificial Lift Systems                             4,835           4,930
      Compression Services                                7,568           6,092
      Drilling Products                                   7,207           7,632
      Corporate                                             363             664
                                                     ----------      ----------
                                                     $   46,256      $   41,940
                                                     ==========      ==========